Exhibit 10.17
EXECUTION COPY
SEPARATION AGREEMENT
     This Separation Agreement (this “Agreement”) is made as of December 2, 2005, by and between C. Mark Pearson (the “Executive”) and CARBO Ceramics Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company engaged the Executive to be the President and Chief Executive Officer of the Company pursuant to an Employment Agreement dated November 25, 2002 (the “Employment Agreement”);
     WHEREAS, the Executive and the Company mutually desire to terminate their employment relationship and Executive desires to resign his position as President and Chief Executive Officer of the Company, as a director of the Company and all other director, officer and employee positions, if any, held by Executive in the Company or any of its subsidiaries or affiliates effective as of December 2, 2005 (the “Termination Date”); and
     WHEREAS, the parties desire to set forth their respective rights and obligations in respect of the termination of the Executive’s employment relationship with the Company in this Agreement and, in connection therewith, agree that this Agreement is intended to supersede, in its entirety, the Employment Agreement (including, without limitation, the termination of employment provisions thereof) and that such Employment Agreement shall be null and void and all obligations of the parties thereunder shall terminate as of the Termination Date.
     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
     1. Termination of Employment. The parties hereto hereby agree that the Executive’s employment with the Company and its subsidiaries and affiliates shall terminate as of the Termination Date. The Executive hereby resigns, effective as of the Termination Date, his position as President and Chief Executive Officer of the Company, as a director of the Company, and all other director, officer and employee positions, if any, held by the Executive in the Company or any of its subsidiaries or affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation(s).
     2. Certain Payments and Benefits.

     (a) Accrued Obligations. Within thirty (30) days following the Termination Date, the Company shall pay to the Executive (i) all base salary earned but unpaid as of the Termination Date, (ii) an amount in respect of all vacation earned but not used prior to the Termination Date, and (iii) an amount representing reimbursement of all reasonable, ordinary and necessary expenses incurred by the Executive prior to the Termination Date in the performance of the Executive’s duties under the Employment Agreement; provided that the Executive accounted to the Company for such expenses in a manner reasonably prescribed by the Company.
     (b) Incentive Bonus Payment. As soon as practicable and in any event within thirty (30) days after the completion of the audited financial statements and determinations of the Company’s earnings before interest income and expenses and taxes (“EBIT”) for the 2005 fiscal year, the Company agrees to pay the Executive an amount (the “Incentive Bonus Payment”) equal to the 2005 Incentive Bonus (as defined below) multiplied by a fraction, the numerator of which is the number of days in the period commencing on January 1, 2005 and ending on the Termination Date (inclusive) and the denominator of which is 365. For purposes of this Agreement, the 2005 Incentive Bonus shall mean an incentive bonus with respect to the 2005 fiscal year equal to the sum of (i) 0.5% of the Company’s EBIT for the 2005 fiscal year up to $20,000,000, plus (ii) 1.0% of EBIT for the 2005 fiscal year in excess of $20,000,000.
     (c) Equity Awards.
     (i) Stock Options. All options to purchase stock of the Company granted to the Executive pursuant to the CARBO Ceramics Inc. 1996 Stock Option Plan for Key Employees, as amended, and outstanding immediately prior to the Termination Date shall remain exercisable until the expiration of thirty (30) days after the Termination Date, on which date they shall expire; provided, however, that no such stock option shall be exercisable prior to the Effective Date (as hereafter defined) or after the expiration of ten (10) years after the date such stock option was granted to the Executive.
     (ii) Restricted Stock. All unvested awards of restricted stock of the Company granted to the Executive pursuant to the 2004 CARBO Ceramics Inc. Long-Term Incentive Plan and outstanding immediately prior to the Termination Date shall be immediately forfeited and cancelled effective as of the Termination Date.
     (d) No Other Payments or Benefits. The Executive acknowledges that, except for the payments and benefits provided for in Section 2 of this Agreement, the Executive is not entitled to any payment or benefits in the nature of severance or termination pay from the Company or its affiliates.
     3. Consulting Services. From the Termination Date through June 30, 2006 (the “Consulting Period”), the Executive agrees to render to the Company such consulting services as the Company may from time to time reasonably request. Such services shall include, without limitation, assistance in connection with the transition of the duties and responsibilities of the Executive’s former position with the Company to other individuals.

In addition, the Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the business of the Company or its affiliates prior to the Termination Date. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection with any such matters. In consideration for the Executive’s consulting services (including, without limitation, his cooperation with respect to matters set forth above in this Section 3), the Company shall pay to the Executive a fee of $325.00 per hour for each hour during the Consulting Period the Executive provides consulting services to the Company, as determined by the Company in its sole discretion.
     4. Other Agreements.
     (a) Press Release. In connection with the termination of the Executive’s employment with the Company, the Executive hereby agrees to the Company’s issuance of the press release substantially in the form attached hereto as Attachment A.
     (b) Outstanding Liabilities. Any liabilities the Executive may have to the Company or its affiliates, including, without limitation, any liabilities in respect of outstanding loans or advances by the Company and any liabilities to reimburse the Company for any personal expenses that the Executive has charged to the Company, must be paid in full before payment of any amounts will be made to the Executive under this Agreement or the Company may, at its option, deduct any such amounts from any payment to be made to the Executive under this Agreement, to the extent permitted by applicable law.
     5. General Release and Waiver
     (a) In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by the Executive, the Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to the Executive’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts

(including the Employment Agreement), employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation, any workers’ compensation or disability claims under any such laws. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim he believes he may have against the Company or its affiliates. However, by executing this Agreement, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding the Executive’s specific representation that he has entered into this Agreement knowingly and voluntarily. This release shall not apply to any obligation of the Company or its affiliates pursuant to this Agreement, or any vested benefit to which the Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other similar benefits required to be provided by statute.
     (b) The Executive acknowledges that certain of the payments and benefits provided for in Section 2 of this Agreement are in addition to anything of value to which the Executive already is entitled from the Company and its affiliates and constitute good and valuable consideration for the release contained in this Section 5.
     6. Restrictive Covenants.
     (a) Confidential Information. The Executive agrees that all information pertaining to the prior, current or contemplated business of the Company and its affiliates, and their officers, directors, employees, agents, shareholders and customers (excluding (i) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure by the Executive or by any person or entity of whose intention to make such unauthorized disclosure the Executive is aware and (ii) information of a general nature not pertaining exclusively to the Company that generally would be acquired in similar employment with another company) constitutes a valuable and confidential asset of the Company. Such information includes, without limitation, information related to trade secrets, customer lists, production techniques, and financial information of the Company. The Executive agrees that from and after the Termination Date he shall (A) hold all such information in trust and confidence for the Company and its affiliates, and (B) not use or disclose any such information to any person, firm, corporation or other entity other than under court order or other legal or regulatory requirement. Executive agrees that he has returned or will return within seven (7) days all equipment and/or property, including all confidential information, computer software, computer access codes, company credit cards, keys, and all original and copies of notes, documents, files or programs stored electronically or otherwise that relate or refer to the business, customers, financial statements, business contacts or sales of the Company or its affiliates; provided, however that the Executive shall not be required to return his cell phone to the Company. Executive also agrees to return promptly to the Company any such equipment and/or property subsequently discovered by the Executive.
     (b) Non-Competition. For the period commencing on the Termination Date and ending on the two-year anniversary of the Termination Date, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in (i) the business of supply or distribution of proppants used in the hydraulic fracturing of natural gas and oil wells (“Proppants”) other than BJ Services Company, Dowell Schlumberger Limited and Halliburton Company (but only to the extent that the Executive does not engage in activities for these entities related to the exploration, research, development, production or procurement of production of Proppants) or (ii) the business of production of Proppants.
     (c) Non-Solicitation. For the period commencing on the Termination Date and ending on the one-year anniversary of the Termination Date, the Executive agrees that the Executive will not, directly or indirectly, individually or on behalf of other persons, solicit, aid or induce (i) then remaining employees of the Company or its affiliates to leave their employment with the Company or its affiliates in order to accept employment with or render services to or with another person, firm, corporation or other entity, or assist or aid any other person, firm, corporation or other entity in identifying or hiring such employees or (ii) any customer of the Company or its affiliates at any time during which the Executive was actively employed by the Company to purchase products or services then sold by the Company or its affiliates from another person, firm, corporation or other entity, or assist or aid any other person or entity in identifying or soliciting any such customer.
     (d) Disclosure of Agreement. Notwithstanding anything in this Agreement to the contrary, prior to agreeing to, or commencing to, act as an employee, officer, director, trustee, principal, agent or other representative of any type of business during the period in which the non-competition agreement, as described in Section 6(b), applies, the Executive shall (i) disclose such agreement in writing to the Company and (ii) disclose to the other entity with which he proposes to act as an employee, officer, director, trustee, principal, agent or other representative, the existence of this Agreement, including, in particular, the non-disclosure agreement contained in Section 6(a), and the non-solicitation agreement contained in Section 6(c).
     (e) Non-Disparagement. The Executive shall not make any statements, encourage others to make statements or release information that would or is reasonably expected to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. Notwithstanding the foregoing, nothing in this Section

6(e) shall prohibit the Executive from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.
     (f) Acknowledgements Respecting Restrictive Covenants. With respect to the restrictive covenants set forth in this Section 6, the Executive acknowledges and agrees as follows:
     (i) The specified duration of a restrictive covenant shall be extended by and for the term of any period during which the Executive is in violation of such covenant.
     (ii) The restrictive covenants are in addition to any rights the Company may have in law or at equity.
     (iii) It is impossible to measure in money the damages which will accrue to the Company in the event that the Executive breaches any of the restrictive covenants. Therefore, if the Executive breaches any restrictive covenant, the Company and its affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenants. If the Company or any of its affiliates shall institute any action or proceeding to enforce a restrictive covenant, the Executive hereby waives the claim or defense that the Company or any of its affiliates has an adequate remedy at law and the Executive agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or its affiliates’ right to require the Executive to account for and pay over to the Company or its affiliates, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of the restrictive covenants.
     (iv) (A) Each of the restrictive covenants contained in this Section 6 shall be construed as a separate covenant with respect to each activity to which it applies, (B) if, in any judicial proceeding or arbitration, a court or arbitrator shall deem any of the restrictive covenants invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and (C) if any restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.
     (v) The restrictive covenants provided in this Section 6 shall be in addition to any restrictions imposed on the Executive by statute or at common law.
     7. Certain Forfeitures in Event of Breach. The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event the Executive materially breaches any of his obligations under this Agreement or any provision of this Agreement is ruled unenforceable, void or subject to reduction or modification, the Executive will forfeit his right to receive the payments and benefits described in Section 2 of this Agreement to the extent not theretofore paid to him as of the date of such breach or ruling and, if already made as of the time of such breach or ruling, the Executive agrees that he will reimburse the Company, immediately, for the amount of such payments and benefits. The Executive also agrees to reimburse the Company for all attorneys’ fees and expenses incurred in connection with the Company’s successful defense of the Agreement, successful prosecution of a breach of this Agreement, and/or the seeking of recovery of any amounts forfeited by the Executive hereunder.
     8. Arbitration of Disputes.
     (a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation or validity hereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal. Notwithstanding, this Section 8, the Company shall be entitled to institute a court action or proceeding for injunctive relief as provided in Section 6 of this Agreement.
     (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”).
     (c) The arbitral tribunal shall consist of one arbitrator. The parties to the arbitration jointly shall directly appoint such arbitrator within thirty (30) days of initiation of the arbitration. If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules and shall be a person who (i) maintains his principal place of business within thirty (30) miles of the City of Irving, Texas and (ii) has substantial experience in executive compensation. The parties shall each pay an equal portion of the fees, if any, and expenses of such arbitrator.
     (d) The arbitration shall be conducted within thirty (30) miles of the City of Irving, Texas or in such other city in the United States of America as the parties to the dispute may designate by mutual written consent.
     (e) At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of any opposing party. No evidence of any witness shall be presented unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under extraordinary circumstances where the interests of justice require a different procedure.

     (f) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.
     (g) Nothing herein contained shall be deemed to give the arbitral tribunal any authority, power, or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement.
     (h) Notwithstanding anything in this Agreement to the contrary, the arbitration provisions set forth in this Section 8 shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code.
     9. General Provisions
     (a) Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     (b) Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to the party to whom notice is being given, or ten (10) days after being mailed, postage prepaid, registered with return receipt requested, or sent by facsimile transmission with a confirmation by registered or certified mail, postage prepaid.
Notices to the Executive should be addressed to the Executive as follows:
C. Mark Pearson
2210 Cedar Springs Road, #1906
Dallas, Texas 75201
With copies sent to:
Lawrence B. Mentzer
Miller Mentzer, P.C.
100 N. Main Street
P.O. Box 130
Palmer, Texas 75152
Notices to the Company should be sent as follows:
CARBO Ceramics Inc.

6565 MacArthur Boulevard, Suite 1050
Irving, Texas 75039
Attn: Secretary
With copies sent to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attn: Stephen H. Shalen, Esq.
     Either party may change the address or person to whom notices should be sent to by notifying the other party in accordance with this Section 9(b).
     (c) The Company may withhold from any payments made under this Agreement, or require the Executive to pay to the Company, all applicable federal, state and local taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law, as determined by the Company in its sole discretion.
     (d) The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provisions in accordance with the terms of this Agreement.
     (e) This Agreement contains the entire agreement between the parties with respect to the Executive’s employment with the Company and the termination thereof effective as of the Termination Date and supersedes any and all prior understandings, agreements or correspondence between the parties regarding the Executive’s employment with the Company and the termination thereof, including, without limitation, the Employment Agreement (including all of the obligations of the parties thereunder) which shall be null and void and shall terminate as of the Termination Date.
     (f) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel, if desired). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party generally was responsible for the preparation of this Agreement.
     (g) This Agreement shall be governed by, and interpreted in accordance with, the laws of Delaware, without reference to its principles of conflicts of laws.

     (h) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement shall not be assignable by either party hereto without the written consent of the other, provided, however, that the Company may, without the written consent of the Executive, assign this Agreement to (i) any entity with which the Company is merged or consolidated or to which the Company transfers substantially all of its assets or (ii) any entity controlling, under common control with or controlled by the Company.
     (i) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
     (j) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
     10. Knowing and Voluntary Waiver. The Executive, by the Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims he may have under the Age Discrimination in Employment Act, as amended (“ADEA”) prior to the date on which he signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, the Executive acknowledges that the payments and benefits provided for in Section 2 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable.
     This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, the Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the day and year first above written.

CARBO CERAMICS INC.

/s/ William C. Morris
By: William C. Morris
Title: Chairman of the Board

/s/ C. Mark Pearson
C. Mark Pearson

Acknowledgment

STATE OF	)
SS:
COUNTY OF	)
On the                                          day of                                                               before me personally came C. Mark Pearson who, being by me duly sworn, did depose and say that he resides at                                          and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Separation Agreement attached hereto, that he has reviewed all of the terms of the Separation Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

Notary Public

Date: